Exhibit 3.1
CERTIFICATE OF ELIMINATION
of
SERIES B PREFERRED STOCK
of
CARVANA CO.
Pursuant to Section 151(g) of the Delaware General Corporation Law
    Carvana Co. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:
    FIRST: That pursuant to the authority vested in the Board of Directors of the Corporation (the “Board”) in accordance with the provisions of the Amended and Restated Certificate of Incorporation of the Corporation (as amended from time to time, the “Certificate of Incorporation”), the Board previously adopted resolutions creating and authorizing a series of 200,000 shares of preferred stock, par value $0.01 per share, of the Corporation designated as Series B Preferred Stock (the “Series B Preferred Stock”), subject to the Certificate of Designations of Series B Preferred Stock (the “Certificate of Designations”), as filed with the Secretary of State of the State of Delaware on January 17, 2023.
    SECOND: That none of the authorized shares of the Series B Preferred Stock is outstanding and none will be issued by the Corporation pursuant to the Certificate of Designations.
    THIRD: That pursuant to the authority conferred upon the Board pursuant to the Certificate of Incorporation, on June 3, 2024, the Board duly adopted the following resolutions by unanimous written consent, approving the elimination of the Series B Preferred Stock:
    WHEREAS, the Board previously adopted resolutions creating and authorizing a series of preferred stock designated as Series B Preferred Stock, subject to the Certificate of Designations, as filed with the Secretary of State of the State of Delaware on January 17, 2023;
    WHEREAS, none of the authorized shares of the Series B Preferred Stock is outstanding and none will be issued by the Corporation pursuant to the Certificate of Designations; and
    WHEREAS, the Board has determined that it is advisable and in the best interests of the Corporation and its stockholders to eliminate the Series B Preferred Stock (the “Elimination”).
    NOW, THEREFORE, BE IT RESOLVED, that the Elimination hereby is authorized, approved, and adopted in all respects; and
    FURTHER RESOLVED, that the officers of the Corporation are, and each hereby is, authorized by and on behalf of the Corporation to prepare, execute, and deliver to the Secretary of State of the State of Delaware a Certificate of Elimination as required by the DGCL in order to effect the cancellation and elimination of the Series B Preferred Stock, and any and all additional documents required to be filed therewith.
    FOURTH: That, in accordance with Section 151(g) of the DGCL, the Certificate of Incorporation, as effective immediately prior to the filing of this Certificate of Elimination, is hereby amended to eliminate all references to the Series B Preferred Stock.
[Signature Page Follows]

    IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Corporation, has executed and subscribed this Certificate of Elimination and does affirm the foregoing as true under the penalties of perjury on this 5th day of June 2024.

CARVANA CO.

By:	/s/ Paul Breaux
	Name:	Paul Breaux
	Title:	Vice President, General Counsel and Secretary

[Signature Page to Certificate of Elimination]